                                                                      Exhibit 11


                   ORION CAPITAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (UNAUDITED)



                                                       Three Months Ended          Six Months Ended
                                                            June 30,                    June 30,
                                                     ----------------------     ----------------------
(In millions, except for per share amounts)            1999          1998          1999        1998
------------------------------------------------------------------------------------------------------
Basic:
Weighted average number of shares outstanding           27.0          27.5          27.0          27.4
                                                   =========     =========     =========     =========
Net earnings attributable to common stockholders   $    42.5     $    38.2     $   (50.0)    $    80.3
                                                   =========     =========     =========     =========
Net earnings per basic common shares               $    1.57     $    1.39     $   (1.85)    $    2.93
                                                   =========     =========     =========     =========

Diluted:
Computation of weighted average number of
   common and diluted equivalent shares
   outstanding:-
   Weighted average number of shares outstanding        27.0          27.5          27.0          27.4
   Dilutive effect of stock options and stock awards     0.2           0.7           0.0           0.7
                                                   ---------     ---------     ---------     ---------
   Weighted average number of common and
      diluted equivalent shares                         27.2          28.2          27.0          28.1
                                                   =========     =========     =========     =========

Net earnings attributable to common stockholders   $    42.5     $    38.2     $   (50.0)    $    80.3
                                                   =========     =========     =========     =========

Net earnings per diluted common shares             $    1.56     $    1.36     $   (1.85)    $    2.85
                                                   =========     =========     =========     =========

The average shares for the six months ended June 30, 1999 excludes equivalent shares of 0.2 million in the computation of diluted earnings per common share because to include them would have been antidilutive.